ASTOR  WEISS KAPLAN & MANDEL, LLP
ATTORNEYS AT LAW
200 SOUTH BROAD STREET
SUITE 600
PHILADELPHIA, PA 19102
215.790.0100
FAX: 215.790.0509

PAUL C. ASTOR
ARTHUR H. KAPLAN
BARBARA OAKS SILVER
DAVID S. WORKMAN
DAVID GUTIN
DAVID S. MANDEL
GERALD J. SCHORR
DAVID R. ROSENFELD
MICHAEL D. RENNER
MARY  BETH  BOGAN
BRADLEY D. O'BRIEN
CHRISTOPHER P. FLANNERY
JANET G. FELGOISE
ELIZABETH F. WARNER
JULIE A. AUERBACH
FRANCES F. FREEDMAN
DINA S. RONSAYRO
EDWARD P. KELLY
DAVID M. KOLLER

SPECIAL COUNSEL
---------------
NEIL HUROWITZ, P.C.
FELLOW, AMERICAN ACADEMY
OF MATRIMONIAL LAWYERS

JERROLD V. MOSS
LITIGATION
ROBERT P. STYLE
Employment LAW

PACE REICH, P.C.
BANKRUPTCY

OF COUNSEL
ADINOLFI & SPEVAK
HADDONFIELD, NJ

EDWARD W. SILVER




ASTOR, WEISS, KAPLAN & MANDEL

Morgan Youngblood
June 8, 2006
Page 1


ALVIN M. WEISS
1960-1976

OTHER OFFICES:

401 CITY AVENUE
SUITE 500
BALA CYNWYD, PA 19004
610.667.8660
FAX: 610.667.2783

4 KINGS HIGHWAY EAST
HADDONFIELD, NJ 08033
856.795.1113
FAX: 856.795.7413


ASTOR, WEISS, KAPLAN & MANDEL, LLP
ATTORNEYS AT LAW
200 SOUTH BROAD STREET
SUITE 600
PHILADELPHIA, PA 19102
215.790.0100
FAX: 215.790.0509

PAUL C. ASTOR
ARTHUR H. KAPLAN
BARBARA OAKS SILVER
DAVID S. WORKMAN
DAVID GUTIN
DAVID S. MANDEL
GERALD J. SCHORR
DAVID R. ROSENFELD
MICHAEL D. RENNER
MARY  BETH  BOGAN
BRADLEY D. O'BRIEN
CHRISTOPHER P. FLANNERY
JANET G. FELGOISE
ELIZABETH F. WARNER
JULIE A. AUERBACH
FRANCES F. FREEDMAN
DINA S. RONSAYRO
EDWARD P. KELLY
DAVID M. KOLLER

SPECIAL COUNSEL
---------------
NEIL HUROWITZ, P.C.
FELLOW, AMERICAN ACADEMY
OF MATRIMONIAL LAWYERS

JERROLD V. MOSS
LITIGATION
ASTOR, WEISS, KAPLAN & MANDEL
Morgan Youngblood
June 8, 2006
Page 3
ROBERT P. STYLE
Employment LAW

PACE REICH, P.C.
BANKRUPTCY

OF COUNSEL
ADINOLFI & SPEVAK
HADDONFIELD, NJ

EDWARD W. SILVER

ALVIN M. WEISS
1960-1976

OTHER OFFICES:

401 CITY AVENUE
SUITE 500
BALA CYNWYD, PA 19004
610.667.8660
FAX: 610.667.2783

4 KINGS HIGHWAY EAST
HADDONFIELD, NJ 08033
856.795.1113
FAX: 856.795.7413


June 8, 2006


VIA FACSIMILE


Mr. Morgan Youngwood Securities and Exchange Commission Department of Corporation Finance 100 F Street, N.E.
Washington, D.C. 20549

Re:      Frontier Energy Corp. Item 4.01 Form 8-K
         Filed March 13, 2006
         Your file No. 033-05844-NY

Dear Mr. Youngwood:

This will confirm our conversation yesterday regarding the above-referenced filing. The Registrant intends to file an amendment to the above reference filing to clarify that the former


ASTOR, WEISS, KAPLAN & MANDEL
Morgan Youngblood
June 8, 2006
Page 4



accountant merged his public company accounting practice into the firm currently acting as the Registrant's accountant. There is continuity of personnel between the former accountant and the current accountant and the change was one of form only. There were no disagreements or other disclosable items related to the change in accountants.

If you have any questions concerning this matter, please contact the undersigned at 215-790-0100.


Very truly yours,





CHRISTOPHER P. FLANNERY


c: Robert Genesi
    Arthur De Joya